Exhibit 99.1

Press Release

Contact:

Martin O’Grady	Pippa Isbell
Vice President, Chief Financial Officer	Vice President, Corporate Communications
Tel: +44 20 7921 4038	Tel: +44 20 7921 4065
E: martin.ogrady@orient-express.com	E: pippa.isbell@orient-express.com

ORIENT-EXPRESS HOTELS REPORTS PRELIMINARY FIRST QUARTER 2009 REVPAR, REVENUE, EBITDA AND NET EARNINGS RESULTS

Hamilton, Bermuda, April 27, 2009.  Orient-Express Hotels Ltd. (NYSE: OEH, http://www.orient-express.com), owners or part-owners and managers of 51 luxury hotels, restaurants, tourist trains and river cruise properties operating in 25 countries, today announced preliminary RevPAR, revenue, EBITDA and net earnings results for the first quarter ended March 31, 2009.

This financial information for the quarter ended March 31, 2009 has been derived from Orient-Express Hotels’ unaudited preliminary operating results.  These financial data, as well as the balance sheet information presented, are subject to normal and recurring adjustments that may arise during the financial statement closing process and quarterly review.  Revenue per available room, or RevPAR, is an operating statistic used by Orient-Express Hotels to measure the operating performance of its hotels against comparable prior year periods.

Orient-Express Hotels expects to finalize and release its quarterly financial statements on May 6, 2009.  It currently expects to report the following for the first quarter of 2009.

RevPAR:  Local currency same store revenue per available room (RevPAR) is expected to be 18% down on the comparable period in 2008, or 26% down in US dollars. RevPAR by geographic region is shown below.

	Local currency	US Dollars

Europe	-35%	-48	%(1)
North America	-15%	-15%
Rest of World	-12%	-23%

(1)        The first quarter is traditionally a loss-making period for the Company because several of its European hotels are closed for most of the quarter

Same store RevPAR is a comparison based on the operations of the same units in each period and, among other things, excludes the effect of any acquisitions or major refurbishments.

Revenue: Revenue is expected to be $89.4 million in the first quarter of 2009, compared to $114.7 million in the first quarter of 2008.  No revenue from Real Estate is expected to be recognized in the first quarter of 2009, whereas revenue in the first quarter of 2008 included $4.1 million from Real Estate.

Earnings from Unconsolidated Companies: Earnings from unconsolidated companies are expected to be $1.6 million in the first quarter of 2009, compared to $5.2 million in the first quarter of 2008.

EBITDA: In the first quarter of 2009, Orient-Express Hotels’ EBITDA is expected to be $1.3 million, compared to EBITDA of $16.4 million in the same period of 2008.  In the first quarter of 2009, EBITDA is expected to be reduced by $7.0 million due to impairment charges which are non-cash items, and by $1.2 million due to non-recurring items.

	Three months ended March 31, 2009	Three months ended March 31, 2008
	$ Millions	$ Millions
EBITDA	1.3 (1)	16.4 (2)
Adjustments:
Legal costs	0.5	—
Management restructuring	0.7	—
Impairment	7.0	—

(1)   Includes loss of $0.4 million for Real Estate

(2)   Includes loss of $0.5 million for Real Estate

Net Earnings: Orient-Express Hotels’ net loss for the first quarter of 2009 is expected to be $14.6 million compared to a net loss of $4.3 million in the same period of 2008.

	Three months ended March 31, 2009	Three months ended March 31, 2008
	$ Millions	$ Millions
Net loss	(14.6)	(4.3)
Discontinued operations	1.1	2.0
Adjustments, net of tax:
Legal costs	0.5	—
Management restructuring	0.6	—
Impairment	7.0	—
Foreign exchange loss/(gain)	2.9	(1.6)
Interest rate swaps	1.1	0.3

Number of shares (millions)	50.96	42.47

GAAP Reconciliation

The following is a reconciliation between net loss and EBITDA:

	Three months ended March 31, 2009	Three months ended March 31, 2008
	$ Millions	$ Millions
EBITDA	1.3	16.4
Less :
Depreciation and amortization	(10.1)	(10.3)
Interest expense, net	(9.9)	(12.9)
Foreign currency, net	(3.8)	2.0
Benefit from income taxes	9.4	3.6
Share of provision for income taxes for unconsolidated companies	(0.4)	(1.2)
Loss from discontinued operations	(1.1)	(1.9)

Net loss	(14.6)	(4.3)

Financing Update

In April 2009, the Company closed a $30 million secured construction loan for its Porto Cupecoy residential mixed-use development project in Sint Maarten, Caribbean.  The Company has drawn $5.2 million of this loan and has access to a further $12.7 million to fund future expenditure on the project, and may borrow additional amounts as new unit sales at Porto Cupecoy are closed.  The Porto Cupecoy project is expected to be completed later this year, and as of March 31, 2009, 84 of the 181 condominium units had been sold.

The Company is currently negotiating with a lender to borrow $15 million (approximately $9 million after repayment of existing debt) which would be secured by its Maroma Resort and Spa in Mexico.  Additionally, the Company is negotiating a new $18 million term facility relating to its two Australian hotels.  The proceeds of this loan would be used to pay existing debt of $15 million that matures in 2010.  No assurance can be given that the Company will be successful in closing the loan agreements that it is currently negotiating.

Update on Covenant Position

The Company’s financing agreements with several commercial bank lenders contain financial covenants which among other things, require it to satisfy a quarter-end minimum debt service coverage ratio and minimum net worth amounts.  At March 31, 2009, Orient-Express Hotels was in compliance with all major covenants, except as noted below.

Hotel Ritz, Madrid was out of compliance with a debt service coverage ratio in its first mortgage loan facility which is non-recourse to and not credit-supported by the Company or its joint venture partner in that hotel.  Orient-Express Hotels and its partner continue to negotiate with the lender to determine how to bring the hotel back into compliance.  No assurance can be given that these negotiations will be successful.

As disclosed in the Company’s Form 10-K for the fiscal year ended December 31, 2008, the Company was concerned that it could violate a minimum $600 million tangible net worth covenant in two long-term debt facilities at the end of its first quarter of 2009.  Approximately $102.3 million had been borrowed under these facilities at March 31, 2009.  The Company has been negotiating with the bank lenders and has obtained an agreement in principle to a waiver of these net worth covenants. The Company expects that it will be required to repay $9.7 million in June 2009 in connection with this waiver.  No assurance can be given that the Company will be successful in completing these negotiations.

Liquidity and Capital Reserves

At March 31, 2009, the Company estimates it had total debt of $843.8 million, working capital loans of $59.5 million and cash balances of $54.8 million, giving a total net debt of $848.5 million compared with total net debt of $835.3 million at the end of the fourth quarter of 2008.

At March 31, 2009, undrawn amounts available to the Company under committed short-term lines of credit are estimated at $8.0 million and undrawn amounts available to the Company under secured revolving credit facilities of $32.0 million, bringing total cash availability at March 31, 2009, to an estimated $94.8 million, including the restricted cash of $13.3 million.

At March 31, 2009, approximately 40% of the Company’s debt was at fixed interest rates and 60% was at floating interest rates. The weighted average maturity of the debt was approximately 3.1 years and the weighted average interest rate (including margin) was approximately 4.2%.

Disposal of Non-Core Assets

The Company has commenced a selective non-core asset disposal program, which management expects to be conducted in a measured timescale.  In certain locales the Company has engaged brokers to help expedite the proposed sales, and to date the Company has received numerous inbound offers from strategic and financial investors for several of these hotel assets, as well as for other assets that have not been placed on the market.  Management continues to evaluate a number of prospective bids that it considers attractive from the perspective of both de-leveraging and return on invested capital.  No assurance can be given that any of the proposed sales will be consummated.

In March 2009, Orient-Express Hotels signed a non-binding memorandum of understanding and received a refundable deposit from a prospective buyer for one of its European hotels.  The potential buyer is currently conducting due diligence on the property.  A non-binding letter of intent has also been signed with respect to another owned hotel.

One North American hotel is being actively listed for sale, effective March 2009.  Offering memoranda were distributed publicly in early April 2009 and a final call for delivery of offers in May has been sent to all interested buyers.

New York Public Library

In November 2007, the Company entered into agreements with the New York Public Library to acquire its Donnell Library branch site adjacent to the ‘21’ Club, to construct Orient-Express’ first mixed use hotel and residential development in New York City.  In February 2009, in light of current and anticipated future economic conditions, the Company decided to suspend further payments under the agreements, as they had been amended in December 2008.  The Company has been in active settlement discussions with the Library since February with respect to an agreement to secure these payments and spread them over the next 24-30 months. No assurance can be given that the Company will reach an acceptable settlement with the Library.

Implementation of New Brand Strategy

Orient-Express Hotels has started rolling out a new brand strategy which it expects will increase the visibility of the Orient-Express brand globally throughout its business segments and product offerings.  This initiative, achieved at minimal cost, is intended to position the Company as a collection of deluxe travel and hospitality experiences, each of which would be individually branded and focused on authentic local product and service.  Management is hopeful that its new brand strategy will provide Orient-Express Hotels with public relations and commercial advantages; will increase efficiencies and the effectiveness of the portfolio; drive revenue and repeat business; and be attractive to property owners and potential partners.

Ends

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Management evaluates the operating performance of the Company’s segments on the basis of segment net earnings before interest, foreign currency, tax (including tax on unconsolidated companies), depreciation and amortization (segment EBITDA), and believes that segment EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets.  EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s segment EBITDA may not be comparable in all instances to that disclosed by other companies.  Segment EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles (U.S. GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating operating performance.

This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties.  These include statements regarding earnings outlook, investment plans, debt reduction, asset sales and similar matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, those mentioned in the news release, claims arising against the Company by the New York Public Library if the agreement between the parties cannot be satisfactorily amended, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of completing proposed asset sales, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance term made more difficult by the current crisis in financial markets and by weakening national economies, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global and regional economic conditions including economic downturns in many parts of the world and weakness in financial markets, legislative, regulatory and political developments, and possible continuing challenges to the Company’s corporate governance structure.  Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission.